SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  __)

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☒	Definitive Proxy Statement

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GERMAN AMERICAN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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GERMAN AMERICAN BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2010

We are pleased to notify you that we will hold the 2010 annual meeting of our shareholders at the Huntingburg Event Center, 200 E 14th Street, Huntingburg, Indiana 47542, on Thursday, May 13, 2010, at 6:30 p.m., Eastern Time, for the following purposes:

1.	To elect two directors to hold office until the annual meeting of shareholders in the year 2013 and until their successors are elected and have qualified.

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting.

Our Board of Directors has established the close of business on March 10, 2010 as the "record date" for this annual meeting.  This means that you are entitled to vote at this meeting if our stock records show that you owned our Common Shares at that time.

We invite you to attend this annual meeting in person.  Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope - or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.

GERMAN AMERICAN BANCORP, INC.

KENNETH L. SENDELWECK Secretary

April 1,  2010
Jasper, Indiana

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.

to be held May 13, 2010

INTRODUCTION

Our Board of Directors solicits your proxy for its use at our 2010 annual meeting of shareholders, and at any adjournment or adjournments of that meeting.  Our 2010 annual meeting will be held on Thursday, May 13, 2010, at 6:30 P.M., Eastern Time, at the Huntingburg Event Center, 200 E 14th Street, Huntingburg, Indiana 47542.  We are mailing this proxy statement, together with our 2009 annual report (Form 10-K), a proxy card and an invitation to attend our annual meeting, to our shareholders on or about April 1, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to
be held on May 13, 2010:

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December
31, 2009, are available free of charge at www.edocumentview.com/GABC.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

The purposes of the annual meeting are:

•	to elect two directors of our Company, each to hold office until the 2013 annual meeting of our shareholders and until their successors are elected and qualified,

•	to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010, and

•	to transact such other business as may properly come before the annual meeting.

Shareholders Entitled to Vote at the Meeting

Our Board of Directors has established the close of business on March 10, 2010 as the "record date" for this annual meeting.  This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time.  As of this record date, 11,077,382 of our common shares were issued and outstanding, held by 3,308 shareholders of record as of March 1, 2010.  Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Voting Shares By Proxy That You Hold In Your Name

You have three choices:

•
VOTE BY INTERNET -www.envisionreports.com/GABC.  Use the Internet to transmit your voting instructions up until 1:00 A.M.  Central Time on May 13, 2010.  Have your proxy card in hand when you access the web site.  Follow the steps outlined on the secured website.

•
VOTE BY PHONE - 1-800-652-VOTE (8683).  Call toll free within the United States, Canada, Puerto Rico any time on a touch tone telephone up until 1:00 A.M.  Central Time on May 13, 2010.  There is NO CHARGE to you for the call.  Have your proxy card in hand when you call.  Follow the instructions provided by the recorded message.

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VOTE BY MAIL.  Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or mail it to Proxy Services, C/O Computershare Investor Services, P O Box 43102, Providence, RI 02940-5068.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting.  Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares.  Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the internet.

Your Choices

The Board recommends that you vote:

•
FOR the election of the two individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card) but you may withhold from us your authority to vote for any or both of these individuals; and

•
FOR the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010 (Proposal 2 on the proxy card) but you may withhold from us your authority to vote to ratify this firm.

If any other matter is properly brought before the annual meeting, we - through the individuals named on the enclosed proxy card acting as our Proxy Committee, or their designees - will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.

Required Vote to Elect Directors

Our Directors are elected by a plurality of the votes cast, in person or by proxy, by shareholders entitled to vote at the annual meeting for that purpose.  A "plurality" means receiving a higher number of votes than any other candidate; the two nominees receiving the most "FOR" votes will be elected directors.  If there are only two nominees, a quorum is established and a vote is held on the election at which such nominees each receive at least one vote, all of them will be elected.

Required Vote to Approve Proposals

Proposals other than the election of directors require approval by a majority of the votes cast at the Annual Meeting, provided a majority of the outstanding common shares is represented and entitled to vote at the Annual Meeting.  Shares voted "FOR" proposals and shares represented by return proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the approval of the proposal.  Abstentions and broker non-votes will not be treated as votes cast "FOR" or "AGAINST" the proposal but shall be included for purposes of determining whether a quorum is present.

Effect of Withholding of Authority to Vote for Directors or Proposals

Our Proxy Committee will not cast a vote in respect of shares that are represented by proxy for the election of any nominee with respect to whom voting authority has been withheld, and will vote against any proposal with respect to which the proxy is marked "AGAINST."  Those shares will therefore not be considered in determining whether that nominee has received the requisite plurality of votes cast or the proposal has received the requisite majority of votes "FOR," but will be considered "present" for quorum purposes.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the election of directors and ratification of appointment of public accounting firm, be presented for consideration or action by our shareholders at our annual meeting.  If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our articles of incorporation or bylaws or applicable law require otherwise.  If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.

Quorum Requirements

A quorum of shareholders is necessary to hold a valid meeting.  The presence in person or by proxy of shareholders holding a majority of the total outstanding shares of our Company's common shares will constitute a quorum at the annual meeting.  Common shares that are represented by a proxy that directs that the shares be voted to abstain (where abstention is an option; abstention is not an option with respect to any election of directors) or to withhold a vote on matters, and "broker non-votes", will nevertheless be counted in determining whether a quorum is present.  If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Revocation of Proxies or Voting Instructions

A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary.  If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting.  Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting.  Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board of Directors is making this solicitation of proxies for our annual meeting.  Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy.  After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company.  Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Our full Board currently consists of eight Directors.  The Board is divided into three classes, and Directors in each class serve a three-year term.  The terms of each class expire at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.

The current composition of the Board is:

Class of Directors with terms expiring at this annual meeting:	Douglas A. Bawel and J. David Lett

Class of Directors with terms expiring at the 2011 annual meeting:	Christina M. Ernst, Gene C. Mehne, and Mark A. Schroeder

Class of Directors with terms expiring at the 2012 annual meeting:	Richard E. Forbes, U. Butch Klem, and Michael J. Voyles

Our Board, on the recommendation of the Governance/Nominating Committee, has nominated Mr. Bawel and Mr. Lett for re-election at this year's annual meeting.

If re-elected, each of the Board's two nominees will serve on the Board until the annual meeting in 2013, or until their successors are duly elected and qualified in accordance with the Company's Bylaws.  If either of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by the Board.  The Board has no reason to believe that either of the nominees will be unable to accept election.

The tables below present certain information concerning our Board's nominees for election at this year's annual meeting, followed by information concerning those Board members who are not standing for election this year.  This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted.  The biographies of each of the nominees and continuing directors below contains information regarding the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and the Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2010.

Following these tables is information concerning our corporate governance and committee structures.  We have noted in the tables the Committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees.  Our directors also serve on other committees of our Board and the board of the Company's banking subsidiary that are not required to be described by this Proxy Statement and which are therefore not identified in these listings.

Elsewhere in this proxy statement you will find information concerning the numbers of our common shares that are beneficially owned by each of our directors (see "OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS") and information regarding the compensation of our directors (see "EXECUTIVE AND DIRECTOR COMPENSATION)."  We urge you to review all of this information when deciding how to vote on Proposal 1.

Your Board recommends that you vote FOR both nominees named below.

Nominees for Election at the 2010 Annual Meeting:

Douglas A. Bawel

Douglas Bawel, 54, a director of the Company since 2004 and a member of its Compensation/Human Resources Committee, is President and Chief Executive Officer of Jasper Engines & Transmissions, a $220 million privately-held manufacturer based in Jasper. Indiana, with over 1,500 employees.   Mr. Bawel previously served from January 1999 to June 2007 as an outside director of Steel Technologies, Inc., a publicly-held company and served as Chair of its Marketing Management Group and a member of its audit committee.

J. David Lett

J. David Lett, 57, a director of the Company since 2000 and a member of its Governance/Nominating Committee, has practiced law for over 30 years with Lett & Jones, a law firm in Martin County, Indiana (part of the Company's southern Indiana market area) that provides legal services to a wide range of individual, governmental and organizational clientele in Martin and Daviess Counties, including the Company and its subsidiaries.  Mr. Lett's professional and civic relationships and stature within these key communities position him well to make referrals to the Company for banking as well as insurance and trust and investment services.

Continuing Directors of the Class with Terms Expiring at the 2011 Annual Meeting:

Christina M. Ernst

Christina M. Ernst, 60, has been a director of the Company since 2004 and presently serves as a member of its Audit Committee and Compensation/Human Resources Committee.  She has served since 1988 as Chairman and President of Miller Construction Company, Inc., an electrical contractor based in Vincennes, Indiana, with approximately $17 million annual revenues, 100 employees and $8 million of assets.  Among her duties is the investment of $438 million of benefit fund assets as a trustee.   Ms. Ernst previously served on the board of directors of another publicly held community bank holding company based in Vincennes, Indiana, prior to its acquisition by a larger bank in 1998.

Gene C. Mehne

Gene C. Mehne, 65, has served as a director of the Company and its predecessors since 1979, and has been a member of its Audit Committee most of that time through the present.  Mr. Mehne, a Purdue University graduate with a degree in Agriculture, represents the agricultural  community within the Company's southern Indiana markets, having served as Manager of his family's farm corporation, Mehne Farms, Inc., since 1979 and its President since 1997. Mr. Mehne is also active in Dubois County agricultural associations.

Mark A. Schroeder

Mark A. Schroeder, 56, has served as a director of the Company since 1991, as its Chief Executive Officer since 1999 and as its Chairman since 2009.  Mr. Schroeder, who was certified as a public accountant in Indiana in 1995, has 38 years of day-to-day banking experience with the Company, including officer positions in commercial lending and as the Company's chief financial officer and chief operating officer.  Mr. Schroeder is active in Indiana and national industry organizations, including the boards of directors of leading state (1999-2010) and national (2004-2010) community banking industry associations, and has served on the Board of Members of the Indiana Department of Financial Institutions since 2007.

Continuing Directors of the Class with Terms Expiring at the 2012 Annual Meeting:

Richard E. Forbes

Richard E. Forbes, 62, has served as a director of the Company since 2006, and is the Chairman of its Audit Committee. Certified as a public accountant in 1970, Mr. Forbes became chief financial officer of MasterBrand Cabinets, Inc., a cabinet manufacturing subsidiary of Fortune Brands (a Fortune 500 company), in 1987, and later became that subsidiary's President (2000) and CEO (2002).    From January 2007 until his retirement from active employment in January 2010, Mr. Forbes led another subsidiary of Fortune Brands, namely Fortune Brands Home and Security, Inc., as its President and Chief Executive Officer.

U. Butch Klem

U. Butch Klem, 59, has served as a director of the Company since 2004, and is a member of its Compensation/Human Resources Committee and its Governance/Nominating Committee.   Mr. Klem, President and CEO of U.B. Klem Furniture Company, a furniture manufacturer based in Jasper, Indiana, founded that company  in 1973, and has grown it to a medium-sized manufacturer employing over 100 people.  In the course of managing that growth, Mr. Klem has gained experience in sales, human resources, accounting and finance.

Michael J. Voyles

Michael J. Voyles, 61, has served as a director of the Company since 1998 (and as a member of the board of a predecessor banking company for 13 years prior to its affiliation with the Company), and is a member of its Governance/Nominating Committee and Audit Committee.  Mr. Voyles, who currently is President of Voyles Properties, LLC (real estate holdings) and M.J.V. Inc. (rental properties), was President of  Voyles Supermarket, Inc. (retail groceries) based in Petersburg, Indiana, from 1985 through its sale on January 2009.

Board Leadership Structure

During 2009, we decided to appoint our Mark Schroeder, our Chief Executive Officer, as the Chairman of the Board of Directors.   We believe this board leadership structure is the most appropriate for our Company at this time because of the efficiencies achieved in having the role of CEO and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the CEO possesses greatly enhances the decision-making processes of the board as a whole. We have a strong governance structure in place, including a designated lead independent director, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with NASDAQ listing requirements, the independent directors regularly have the opportunity to meet without Mr. Schroeder in attendance.

For several years, our Board of Directors has appointed a lead independent director.  Mr. Seger served as lead independent director during most of 2009;  he was succeeded by Mr. Klem, who continues as lead independent director. The lead independent director assists the Board in assuring effective corporate governance and serves as chairperson of the independent director sessions, and chairs Board meetings during any meetings or portions of meetings if Mr. Schroeder is absent.

Director Independence

In accordance with rules of The NASDAQ Stock Market, the Board affirmatively determines the independence of each Director and nominee for election as a Director.  The Board has determined that each of the Directors of the Company (identified above) is independent under the definitions and interpretations of NASDAQ because none of them have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that Mark A. Schroeder is not independent because he is the Chairman and Chief Executive Officer of the Company.

The Board has not established its own definitions (different from the definitions and interpretations of NASDAQ) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to the Board at the time of the making of each such determination.  Included in this information are any relationships (such as the ordinary course loan transactions by the Company's bank subsidiary with members of the Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company's most recent proxy statement or that become known to the Board from time to time after the issuance of that proxy statement.

Subsidiary Board Memberships

All members of our Board also serve on the board of directors of German American Bancorp, our wholly-owned bank subsidiary.  In addition:

•
several of our directors participate in selected meetings of the separate advisory boards of certain banking regions of our bank subsidiary, as follows:  Ms. Ernst, West Region; Mr. Klem; East Region; Mr. Lett; West Region; Mr. Voyles, West Region; and

•
Directors Bawel, Mehne, and Schroeder are (and Director Lett has been elected to be) members of the boards of directors of two of our other principal operating subsidiaries, German American Financial Advisors & Trust Company and German American Insurance, Inc.

Risk Oversight

All members of our Board oversee the management of our Company’s affairs directly and though its committees.  In doing so, our Board acts at all times with a view to the best interests of our Company and our shareholders. In fulfilling its mandate, our Board, among other matters, is responsible for reviewing the principal risks of our Company’s business to ensure the appropriate systems are in place to manage these risks. Our Audit Committee is charged with the responsibility to assist our Board in monitoring our principal financial risks and the processes employed to manage such risks. In discharging its mandate, our Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management practices.

Committees and Attendance

The Board held 8 meetings during 2009.  All of the directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during 2009.

The Company has standing committees that address issues relating to audit, executive compensation and nominations:

•
The Audit Committee, presently consisting of Directors Ernst, Forbes, Mehne and Voyles, met 5 times in 2009.  The Audit Committee oversees the Company's accounting and financial reporting processes and the audits of the Company's consolidated financial statements and internal control over financial reporting.

•
The Compensation/Human Resources Committee, presently consisting of Directors Bawel,  Klem, and Ernst, met 2 times during 2009.  The Compensation/Human Resources Committee sets compensation for officers other than executive officers, and makes recommendations to the Board with respect to the compensation of executive officers.

•
The Governance/Nominating Committee, presently consisting of Directors Lett, Voyles and Klem, met 2 times during 2009.  The Governance/Nominating Committee assists the Board with respect to the composition, performance and functioning of the Board (including the recommendation of nominees for election or appointment to the Board) and the effectiveness of the Company's corporate structure and governance.

Each of the members of the Audit Committee, Compensation/Human Resources Committee and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of NASDAQ. In addition, each member of the Audit Committee satisfies the additional independence requirements specified by those listing standards for audit committee members.

Director Nominations Process

The Board adopted a charter for the Governance/Nominating Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in June 2009. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by the Board for election to the Board, and specifies that the Board will consider for nomination for election to the Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. A current copy of the charter is available for review by shareholders in the shareholder information portion of the Company's web site, www.germanamerican.com.

The charter provides that, in evaluating candidates for membership on the Board, the Governance/Nominating Committee shall consider favorably those candidates who, in the Governance/Nominating Committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the Board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to the Company's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company's interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.

The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of the Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Secretary at the Company's principal executive offices on or before December 1 of the year preceding the annual meeting for which the recommendation is made.

In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of the Board, including the chief executive officer and other officers who may be members of the Board, and with other executive officers of the Company with a view to identifying persons who may be qualified to serve on the Board.  The charter specifies that the Governance/Nominating Committee may also in its discretion engage a third-party search firm to assist in identifying and evaluating potential candidates.  All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to the Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.

The charter provides that the Governance/Nominating Committee shall not recommend any candidate to the Board as a nominee for election as director unless such candidate (a) will be at least 25 years of age at the time of election, (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the Securities and Exchange Commission which legal proceedings would be disclosable in the Company's next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company's Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for the Board to waive such Bylaws qualification requirements in respect of that particular candidate.  In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two thirds of the members of the Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to the Board) will, as a result of prior service on the Board or otherwise, have business experience in the banking, insurance, or securities industries.

While the Company hopes and intends that the application of the above criteria will result in a board of directors that is comprised of individuals from different walks of life and experiences and will in that sense be a diverse group, the Governance/Nominating Committee has not adopted a diversity policy and does not consider race, gender, national origin or other traditional classifications in considering qualifications or desirability of a candidate for service on the board of directors of the Company.

The Governance/Nominating Committee recommended to the Board that the two nominees named in this proxy statement, each an incumbent director, be nominated for election at this year's annual meeting.

Communication with Directors and Director Attendance at Annual Meetings

The Board has adopted a procedure by which shareholders may send communications to the Board.  A copy of that procedure is available for review by shareholders in the shareholder information portion of the Company's web site, www.germanamerican.com.  Further, the Board had adopted a resolution that declares that it is the policy of this Board that all members of the Board, regardless of whether they are standing for re-election at any such meeting, are strongly encouraged to attend each annual meeting of the shareholders of the Company that occurs during their tenure on the Board.  All of the members of the Board attended the 2009 annual meeting of shareholders.

OUR EXECUTIVE OFFICERS

Our executive officers are:

Name	Principal Positions	Age

Mark A. Schroeder	Chairman and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and its principal subsidiaries.	56

Clay W. Ewing	President - Commercial and Retail Banking of the Company and its bank subsidiary.	54

Kenneth L. Sendelweck	President - Private Banking and Wealth Management of the Company and its bank subsidiary; President of the Company's trust and financial advisory subsidiary; President of the Company's insurance agency subsidiary.	55

Bradley M. Rust	Executive Vice President, Chief Financial Officer, and Senior Administrative Officer, of the Company and its bank subsidiary.	43

Although the titles of our executive officers have changed from time to time during the last five years, in part due to changes in our governance structure and to the consolidation during 2006 of the charters of our subsidiary banks into a single bank charter, Mr. Schroeder has been our Chief Executive Officer, and each of our other executive officers has held officer positions with management responsibilities in his current functional area of responsibility for the Company and its subsidiaries, throughout this entire period of time.  In addition, Mr. Sendelweck from April, 2006, through April, 2008, was President – Commercial Banking, of the Company and its bank subsidiary, and from May, 1999 through May, 2007 was President of The German American Bank.   Mr. Sendelweck has been President of the Company's trust and financial advisory subsidiary, German American Financial Advisors & Trust Company, since November 17, 2006, and of the Company's insurance subsidiary, German American Insurance, Inc., since March, 2008.

OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table presents certain information as of March 10, 2010, regarding the beneficial ownership of our common shares by our directors and executive officers.

Name	Common Shares Beneficially Owned[1]		Percentage of Outstanding Shares
Douglas A. Bawel	14,028	[2]	*
Christina M. Ernst	18,469	[3]	*
Richard E. Forbes	13,450	[4]	*
U. Butch Klem	147,543	[5]	1.33%
J. David Lett	246,636	[6]	2.23%
Gene C. Mehne	20,440	[7]	*
Mark A. Schroeder	59,763	[8]	*
Michael J. Voyles	78,459	[9]	*
Clay W. Ewing	27,771		*
Bradley M. Rust	12,781	[10]	*
Kenneth L. Sendelweck	43,003	[11]	*
All directors and executive officers as a group (11 persons)	682,343	[12,13]	6.16%
*Represents less than one percent.

1 Common Shares Beneficially Owned includes shares that the indicated individual had the right to purchase by exercise of stock options on March 10, 2010, all of which were then fully vested and exercisable.  Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or her or by partnerships or corporations with which he or she is associated.

2 Includes 11,400 shares held by Mr. Bawel's children, and 2,000 shares that Mr. Bawel has the right to purchase upon the exercise of stock options.

3 Includes 2,361 shares held by Ms. Ernst's spouse and 2,000 shares that Ms. Ernst has the right to purchase upon the exercise of stock options.

4 Includes 1,000 shares that Mr. Forbes has the right to acquire upon the exercise of stock options.

5 Includes 23,245 shares owned jointly by Mr. Klem and his wife; 43,941 shares owned by Mr. Klem's wife; 16,534 shares held by U.B. Klem Furniture Company, of which Mr. Klem is President and Chief Executive Officer; and 2,000 shares that Mr. Klem has the right to purchase upon the exercise of stock options.

6 Includes 886 shares held jointly by Mr. Lett and his wife; 2,219 shares owned by Mr. Lett's wife; 228,958 shares held by the estate of Mr. Lett's mother; and 6,310 shares that Mr. Lett has the right to purchase upon the exercise of stock options.

7 Includes 3,907 shares owned by Mr. Mehne's wife; 1,778 shares held by the Mehne Farms, Inc. qualified plan; and 6310 shares that Mr. Mehne has the right to purchase upon the exercise of stock options.  Of these shares, 2,022 are pledged.

8 Includes 16,955 shares held jointly by Mr. Schroeder and his wife, and 4,051 shares Mr. Schroeder has the right to purchase upon the exercise of stock options.

9 Includes 3,504 shares held jointly by Mr. Voyles and his wife; 35,461 shares held by a generation skipping trust of which Mr. Voyles is trustee; and 5,153 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.

10 Includes 8,274 shares held jointly by Mr. Rust and his wife.

11 Includes 12,951 shares held jointly by Mr. Sendelweck and his wife, and 1,809 shares held by Mr. Sendelweck's grandchildren.  Of these shares, 7,809 are pledged.

12 Includes 28,824 shares that the directors and named executive officers of the Company have the right to acquire upon the exercise of stock options (all of which were exercisable at February 20, 2010), 413,463 shares as to which voting and/or investment powers were shared by members of the group with others.  Of these shares, an aggregate of 9,831 are pledged.

13Also includes an aggregate of 68,347 shares that are held by the Company's trust subsidiary in fiduciary accounts for customers.  Our directors (by Board action) and executive officers may be deemed to have the power to direct the trust subsidiary's voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary's disposition decisions with respect to all of these fiduciary shares.  Our directors and executive officers have no pecuniary interest in any of these trust subsidiary shares.  Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company's fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES

        Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common stock of the Company as of March 10, 2010 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)

BlackRock, Inc.(2)	599,002	5.41%
_______________

1  The percentage is calculated on the basis of 11,077,382 shares of common stock outstanding as of March 10, 2010.
2  Based solely on BlackRock, Inc.'s statement on Schedule 13G of beneficial ownership as of December 31, 2009,  which was filed on January 29, 2010 with the Securities and Exchange Commission.  The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath LLP ("Crowe Horwath") for the audit of the Company's consolidated financial statements for the calendar years 2009 and 2008, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for 2009 and 2008, the review of the interim consolidated financial statements included in quarterly reports during the years 2009 and 2008, and review of registration statements and providing related consents of $212,550 for 2009 and $189,500 for 2008.

Audit-Related Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for audit-related services rendered during 2009 and 2008 of $16,061for 2009 and $17,300 for 2008.  These services included employee benefit plan audits, reading press releases of the Company, participating in meetings of the Company's Disclosure Committee and assistance with various accounting and reporting matters.

Tax Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for tax services rendered during 2009 and 2008 of $72,632 for 2009 and $194,025 for 2008.  These services included tax return preparation, employee benefit plan information return preparation, implementation of investment and insurance subsidiaries, and assistance with tax reporting matters.  In 2008, this also included assistance with an Indiana Department of Revenue and Internal Revenue Service audits.

Other Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for all other services rendered during 2009 and 2008 of $2,349 for 2009 and $10,563 for 2008.  In 2009 and 2008 this included fees for accounting research software.  In 2008, this also included consultation on corporate finance matters.

Pre-Approval by Audit Committee of Principal Accountant Services.  The Audit Committee of the Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries.  Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied.  None of the services of Crowe Horwath that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE

The Board adopted an amended and restated charter for the Audit Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in 2009.  The Audit Committee charter is available at the shareholder information portion of the Company's website, www.germanamerican.com.  The charter states that the purpose of the Audit Committee is to oversee the Company's accounting and financial reporting processes and the audits of the Company's consolidated financial statements and internal control over financial reporting.  It is not, however, the Audit Committee's responsibility under the charter to prepare and certify the Company's financial statements, to guarantee the independent registered public accounting firm's report, or to guarantee other disclosures by the Company.  Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants.  The Audit Committee has designated Mr. Forbes as the "Audit Committee Financial Expert."

Independence of Audit Committee Members

The Audit Committee is comprised of four members of the Board.  All of the members of the Audit Committee are independent, as that term is defined by NASDAQ listing requirements that are applicable to the members of the Company's Audit Committee.

Review with Management and Independent Accountants

Management is responsible for the Company's internal controls and its accounting and financial reporting processes.  The independent registered public accounting firm is responsible for performing audits of the Company's consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee's responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and with Crowe Horwath, the independent registered public accounting firm for the Company, with respect to the Company's consolidated financial statements for the calendar year 2009.  Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the year ended December 31, 2009, were prepared in accordance with U.S.  generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No.  61 (Communication with Audit Committees).

The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3520, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.  The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining that firm's independence.

Based upon the discussions and reviews referred to above, the Audit Committee has recommended to the Board that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Richard E. Forbes, Chairman
Christina M. Ernst
Gene C. Mehne
Michael J. Voyles

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion And Analysis

Our Compensation Objectives

We seek to compensate our executives in a fair, reasonable and competitive manner.  In designing and implementing our compensation program for our executive officers, we primarily intend to:

•	attract and retain highly-skilled executives in a competitive environment; and

•	provide financial incentives intended to align the executive officers' interests with those of our shareholders.

The primary components of each named executive's compensation are:

•	base salary;

•	incentive cash compensation, and

•	long-term equity incentive compensation (paid in the form of cash compensation and restricted stock grants).

How We Set Executive Compensation

None of the named executive officers has an employment agreement with the Company.  As a result, the Committee has a considerable discretion in recommending to the Board the annual compensation of the named executive officers.

In setting the compensation of the named executive officers for 2009, the Committee reviewed data (included in a published financial institution compensation survey that included financial institutions in Illinois, Indiana, Kentucky, Michigan and Ohio of comparable sizes) concerning the compensation provided to similarly situated executives.

In addition (as discussed below), the Committee established the short-term and long-term incentive goals for 2009 that were reflected in the balanced scorecards for 2009 based, in part, on the financial performance of the Company relative to a peer group of larger bank holding companies that it refers to as the Midwest Banking Peer Group.

The companies comprising the Midwest Banking Peer Group for the 2009 calendar year were:

Horizon Bancorp	S.Y. Bancorp, Inc	LCNB Corp.	Ohio Valley Banc Corp.

Bank of Kentucky Financial Corporation	First Mid-Illinois Bancshares, Inc.	Monroe Bancorp	Porter Bancorp, Inc.

Heartland BancCorp	Republic Bancorp, Inc.	Firstbank Corporation	Farmers National Banc Corp.

Lakeland Financial Corporation	Independent Alliance Banks, Inc.	O.A.K. Financial Corporation

Compensation Components

The executive compensation program consists of three basic elements:

•	base salary,

•	short-term cash incentive awards for annual performance, and

•	long-term incentive awards granted under the 1999 LTI Plan and the 2009 LTI Plan for performance over a longer period (historically, three years).

In addition, we offer a 401(k) retirement plan and certain executive officers are eligible for certain nonqualified deferred compensation plans.  One executive officer is a participant in a frozen tax-qualified defined benefit plan.

Base Salary

The Company attempts to provide the executive officers with a base salary that is competitive with the salaries offered by the other bank holding companies of comparable size in Indiana and the surrounding states.

When the Committee determined its recommended 2009 salaries, it established salary ranges for the CEO and each other executive officer within the organization.  These salary ranges ranged from 80% to 120% of a midpoint value, which represented approximately the median of the estimated base salaries paid to comparable positions.  This midpoint value was validated by the Committee by reference to the annual compensation survey of Midwest financial institutions published by a major consulting firm.  Within these ranges, the Committee determined 2009 base salary for the executive officers in accordance with the guidelines of the Company's salary administration program and performance review system.

The Committee determined its recommended CEO base salary for 2009 by applying the methodology described in the prior paragraph.  Accordingly, the Committee determined a salary range between 80% and 120% of the median estimated 2009 base salary of the CEO's of other selected Midwest bank organizations.  The Committee then recommended to the Board that the CEO's 2009 base salary be fixed within that range, and the Board accepted this recommendation.  The Committee did not act with reference to any specific corporate or individual financial performance measure in recommending the CEO's 2009 base salary.

Short-Term Cash Incentive Awards

For services rendered during 2009, the Company continued to maintain an Executive Management Incentive Plan (a "Plan") for certain key officers, including the executive officers named in the Summary Compensation Table below.  Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards rewarding performance, contingent upon the achievement of certain goals.

Generally, the Plan (as it was continued for 2009) assigns each officer a "balanced scorecard."  The "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Company's achievement of its corporate goals.  Cash incentive payments that are authorized to be paid to eligible executive officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed and are contingent only upon such executive officer's continued employment with the Company through the date of payment of each quarterly installment.

At a March 2, 2009 special meeting of the Board, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of NASDAQ's independence rules, and at the recommendation of the Committee) established target cash incentive awards for executive officers as percentages of their 2009 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if performance and other criteria were substantially exceeded) of as much as 200% of the target awards.  The scorecard of Mark A. Schroeder, Chairman and Chief Executive Officer of the Company (the "CEO"), specified a target award of 50% of his base salary for 2009.  As a result, if all targeted corporate and individual performance criteria were deemed to have been exceeded by the requisite amount with respect to the CEO's scorecard during 2009, the CEO could have earned a cash incentive award for his services during 2009 equal to 100% of his 2009 base salary.

Cash incentive award entitlements for services during 2009 under the scorecards were based on:

•	formula assessments of 2009 corporate performance, and

•	formula and/or discretionary assessments of personal or departmental performance during 2009.

Corporate performance accounted for 80% of the potential cash incentive scorecard award.

For 2009, the four selected short-term corporate performance criteria were:

•	Income/revenue measures:

o	Fully-diluted earnings per common share growth, and

o	Revenue per salary and benefits; and

•	Consolidated balance sheet measures:

o	Growth in core organic deposits and repurchase agreements, and

o	Growth in core organic taxable loans.

Our two income/revenue measures were recommended by the Committee and approved by the Board.  The threshold fully-diluted earnings per common share growth was fixed at 0%, the target was at 3%, and the maximum was at 5%.  The threshold revenue per salary and benefits was fixed at $2.75, the target was at $2.85, and the maximum was at $3.00.  The Company's actual 2009 results for these two measures were -4.9% fully-diluted earnings (loss) per common share growth and $2.77 revenue per salary and benefits.

We defined core organic taxable loan growth to mean the growth in the average balance of our consolidated core organic taxable loans in December 2009 as compared to our average balances of our consolidated core loans in December 2008.  The threshold percentage growth was 0%, the target was 5%, and the maximum was 10%.  The Company's actual 2009 core organic taxable loan growth was -3.3%.

We defined core organic deposit and repurchase agreement growth to mean the growth in the average balance of our consolidated core organic deposits and repurchase agreements in December 2009 as compared to our average balances of our consolidated core organic deposits and repurchase agreements in December 2008.  The threshold percentage growth was 0%, the target was 3%, and the maximum was 5%.  The Company's actual 2009 core organic deposit and repurchase agreement growth was 8%.

In addition, other discretionary/individual performance measures or business unit or department performance is considered.  The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular executive's scorecard) were geared to performance of the business unit or department headed by each particular executive.  These criteria were assigned a weighting percentage based on the executive's position and authority.

In the first quarter of 2010, the Board, upon the recommendation of the Committee, determined the cash incentive award amounts payable in 2010 to the executive officers, including the CEO, for their services during 2009, and such amounts are included in the 2009 information in the Summary Compensation Table that appears below.  The Committee's recommendations were based on the Committee's assessment of the degree to which the corporate and personal goals established by the 2009 scorecards of the executive officers were achieved.  The executive officers received awards that were in each case determined in accordance with the formulas relating to the short-term corporate performance criteria established by the respective 2009 scorecards and, for those officers with a discretionary component on their 2009 scorecards, a discretionary award within the targeted ranges.

Long-Term Incentive Awards

The 2009 LTI Plan provides for the award of incentive and non-qualified stock options and other equity-based awards, including restricted stock ("LTI Awards").  The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards.

Scorecard target amounts of LTI Awards are established upon recommendation of the Committee based upon the executive officer's level of responsibility, and are earned in proportion to the extent to which the Company has achieved certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established.

At a special meeting of the Board on March 2, 2009, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc., and at the recommendation of the Committee) established target long-term incentive awards for executive officers as percentages of their 2009 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if the stated corporate criteria were substantially exceeded) of as much as 200% of the target awards.  The scorecard of the CEO, specified a target award of 50% of his base salary for 2009.  If all targeted corporate performance criteria were deemed to have been substantially exceeded by the requisite amount with respect to the CEO's scorecard during 2009, the CEO could have earned an LTI Award for his services during 2009 equal to 100% of his 2009 base salary.

LTI Award targets for services during 2009 under the scorecards were based on the following selected long-term corporate performance criteria, each as measured over the three-year period ending December 31, 2009 and benchmarked against a peer group (the "Long-Term Corporate Performance Criteria"):

•	return on common equity (50% weight), and

•	fully-diluted earnings per common share growth (50% weight).

We determined the extent to which the Company achieved the return on common equity measure by determining the percentile rankings of the Company for return on common equity within the Midwest Banking Peer Group for each of the years 2007, 2008, and 2009 and then averaging those three percentile rankings.  The threshold average percentile ranking was fixed at the 50th percentile, the target was at the 75th percentile, and the maximum was at the 85th percentile.  The Company’s actual three-year average percentile ranking for return on common equity when benchmarked against the Midwest Banking Peer Group was the 79th percentile.

We determined the extent to which the Company achieved the fully-diluted earnings per common share growth measure by determining the percentile rankings of the Company for fully-diluted earnings per common share growth within the Midwest Publicly Held Peer Group for each of the years 2007, 2008, and 2009 and then averaging those three percentile rankings.  The threshold average percentile ranking was fixed at the 50th percentile, the target was at the 75th percentile, and the maximum was at the 85th percentile.  The Company’s actual three-year average percentile ranking for fully-diluted earnings per common share growth when benchmarked against the Midwest Banking Peer Group was the 69th percentile.

In addition, the projected LTI Awards are further subject to a "Core Return on Equity" payout trigger, with a threshold of 11.75%, a target of 12%, and a maximum of 12.25%.

At a special meeting of the Board on March 1, 2010, the Board determined that the corporate goals established by the scorecards for the LTI Awards were met, at least the threshold level, for both of the return on common equity and fully-diluted earnings per common share growth criteria; however, the Board determined that the Core Return on Equity trigger for the payment of any LTI Award for the three-year period under consideration was not met, and, accordingly, no payout of LTI Awards was required.

The Committee, however, in the exercise of its discretion under the 2009 LTI Plan and after discussion on March 1, 2010 with the entire Board (during which the CEO did not participate), recommended to waive the attainment of the Core Return on Equity payout trigger under each of the scorecards, including each of the Named Executive Officers, in recognition of the near-record financial performance of the Company and the Company’s attainment of a return on common equity in 2009 that placed it as the top-performing Indiana-domiciled publicly-traded banking company and at the 94th percentile among the established peer group against with the Company benchmarked its financial performance in 2009.  Therefore, in accordance with the recommendation of the Committee with respect to the LTI Awards, the Board determined that Restricted Stock Awards would be issued to each of our four Named Executive Officers at 114% of their respective target levels.  As a result, the Board approved the grant of Restricted Stock Awards to the four Named Executive Officers in satisfaction of their LTI Awards under the 2009 LTI Plan.  Each Restricted Stock Award consisted of:

•
newly-issued common stock of the Company (subject certain restrictions and forfeiture conditions) having an aggregate fair market value of approximately 50% of each Named Executive Officer's total LTI Award, and

•	rights to receive cash payments in a dollar amount approximately equal to the dollar value of the restricted stock (which cash rights are subject to similar forfeiture conditions).

Holders of the common stock issued as part of the Restricted Stock Award (which were issued effective March 15, 2010, at fair market value as of March 15, 2010) are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards.  All the Restricted Stock Awards will fully vest on December 15, 2010, assuming continued service of each of the holders through that time.

Retirement/Deferred Compensation Benefits

German American Bancorp 401(k) Savings Plan.  The 401(k) Plan is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $16,500 (for 2009) ($22,000 (for 2009) for employees age 50 or older).  We currently provide fully vested matching contributions equal to 100% of each employee's pre-tax contributions up to the first 3% of compensation plus 50% of the employee's pre-tax contributions up to the next 2% of compensation.

Participants in the plan direct the investment of their account balances and are eligible for loans, certain in-service withdrawals, and distributions upon termination of employment.  All four named executive officers participate in the 401(k) Plan.

German American Bancorp Nonqualified Savings Plan.  Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the "Nonqualified Savings Plan"), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings.  Participants in the plan direct the investment of their account balances.  The Plan was amended in 2008 to bring it into technical compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended.

We make matching contributions under the Nonqualified Savings Plan according to following formula:

o
100% of the first 3% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the German American Bancorp 401(k) Savings Plan ("401(k) Plan") as "Deferral Contributions" (as defined under the respective plans) for the plan year, plus

o
50% of the next 2% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as "Deferral Contributions" (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant's eligible compensation.

As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum distribution or series of installment distributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability.  The Nonqualified Savings Plan contains certain provisions which may accelerate the timing of distributions that would be triggered by certain changes of control of the Company.  During 2009, Messrs. Schroeder, Ewing and Sendelweck were the only Named Executive Officers in the Summary Compensation Table who have accounts under the Nonqualified Savings Plan.

Employees Pension Plan of German American Bancorp.  The Pension Plan is a frozen tax-qualified defined benefit pension plan.  The plan has been frozen (meaning that no additional employees can become participants and no additional benefits are accruing under the plan) since January 1, 1999.  Of the Named Executive Officers, only the Chief Financial Officer is a participant in the Pension Plan and he is 100% vested in the pension benefit.

Executive Supplement Retirement Income Agreement.  The Chief Financial Officer participates in an Executive Supplement Retirement Income Agreement with the Company that provides for a supplemental retirement benefit in the amount of $26,340 per year for fifteen years and an additional death benefit of $10,000.  The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his termination of employment or retirement.  The arrangement constitute a non-qualified deferred compensation plan.  The benefit is forfeited in the event he is terminated for "Cause" as described in the agreement.  This plan was amended in December 2008 to bring the arrangement into technical compliance with requirements of section 409A of the Internal Revenue Code of 1986, as amended.

German American Bancorp Deferred Director Compensation Plan.  The Deferred Director Compensation Plan allowed members of the Company's Board to elect to defer the receipt and taxation on a portion of their director fees while serving on the Board.  The Plan was frozen as of December 31, 1996, and no additional fees have been deferred into the Plan since then.  Of the Named Executive Officers, only Mr. Schroeder is a participant in the Deferred Director Compensation Plan.

Other Compensation

Detailed information regarding other compensation is provided in note 5 to the Summary Compensation Table below.  In general, we believe that perquisites should not constitute a significant portion of any executive officer's compensation.  Moreover, certain of the perquisites provided to executive officers also provide a benefit to us.  For example, we reimburse certain club dues to encourage the our executive officers to have a presence in the community to promote the business of the Company.

Tax Issues

Under Internal Revenue Code Section 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers.  We seek to avoid payments that would not be deductible under Code Section 162(m).

Compensation Committee Report

The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, from which it will be incorporated by reference into the Company's Annual Report on Form 10-K.

U. Butch Klem, Chairman Douglas A. Bawel Christina M. Ernst

Risk Assessment

We believe that our compensatory plans or programs provide appropriate incentives for all of our employees, including but not limited to our employees engaged in marketing and selling particular types of banking, insurance, securities or other financial products or services, and our executive officers.   We also believe that those plans and programs, considered individually and as a whole, neither encourage excessive or unnecessary risk that would adversely affect the long-term value or performance of our Company nor encourage employees to manipulate earnings in order to enhance the benefits payable under such plans or programs.

We believe that our annually-reconstituted Management Incentive Plan for our executive officers (described above under the heading "Compensation Discussion and Analysis", and considering both the short-term and long-term award structures created by that Plan) is well designed to align our strategic objectives with short-term and long-term shareholder value, because:

•	the corporate performance metrics (as specified by the balanced scorecards for both the 2009 and 2010 plans) take into consideration balance sheet, income statement and equity factors, and

o	threshold goals under such scorecards were (are) reasonably achievable with good performance, and therefore were sufficiently challenging but not overly difficult, and

o	specified performance metrics did (do) not include steep cliffs for not achieving nor exponential upside to achieving them;

•
based on peer group comparisons, the incentives payable to our executive officers under their balanced scorecards were (are) capped at reasonable levels and the maximum awards represent an appropriate portion of total pay;

•	our inclusion of an award based on a three-year performance period discourages activities that do not benefit us over a long term; and

•	denomination of long-term awards in payments of restricted Company stock (coupled with a proportionate cash entitlement) gives further incentive to our executives to focus on sustained value creation.

Similarly, we believe that the compensation programs available to our employees generally, and in our investments and insurance areas in particular (such as permitted payments for referrals, account opening incentives, and insurance, mortgage loan, and brokerage commissions and other payments based on products and services sold or provided or business developed or produced) are appropriately aligned with our Company's strategy and objectives for long-term value creation for shareholders, and properly reward various performance outcomes.

Executive Compensation

The following tabular and other information describes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our two other executive officers employed at the end of 2009 (we refer to these individuals as our "Named Executive Officers" or "NEOs"), for their services to the Company and its subsidiaries during 2009.

Summary

The following table provides a summary of compensation for 2007 through 2009 with respect to our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder, Chairman and Chief Executive Officer	2009 2008 2007	275,000 250,000 250,000	― ― ―	78,185 90,860 ―	― ― ―	187,190 251,640 68,000	12,942 10,536 12,892	93,124 55,162 68,550	646,441 658,198 399,442
Clay W. Ewing, President – Commercial and Retail Banking	2009 2008 2007	185,000 167,500 160,000	― 18,500 ―	42,183 50,783 ―	― ― ―	97,899 132,337 44,992	― ― ―	41,469 22,550 29,492	366,551 391,640 234,484
Kenneth L. Sendelweck, President –Private Banking and Wealth Management	2009 2008 2007	185,000 167,500 160,000	― 5,000 ―	42,183 50,783 ―	― ― ―	95,457 143,817 44,416	― ― ―	43,317 24,296 31,027	365,957 391,396 235,443
Bradley M. Rust, Executive Vice President, Chief Financial Officer	2009 2008 2007	150,000 131,250 125,000	― ― 5,000	25,663 29,921 ―	― ― ―	62,537 84,755 24,150	6,476 6,448 969	24,983 16,732 18,780	269,659 269,106 173,899

(1) Amounts reported in this column represent the restricted stock portion of the LTI Awards that were granted in 2010 and in 2009 (based on criteria established for the three-year periods ending December 31, 2009, and December 31, 2008, respectively, and will become vested (or became vested) on December 15, 2010, and December 15, 2009, respectively. There were no LTI Awards payable for the three-year period ended December 31, 2007. In accordance with our interpretation of SEC guidance on this subject, we report these awards for purposes of our Summary Compensation Table as being compensation for the final year of the related three-year performance period, even though we accrue the related expense in different time periods for financial reporting purposes. The cash portion of the LTI Award amounts have been reported as "Non-Equity Incentive Plan Compensation" (column (g)).

(2) No stock options were granted to the Named Executive Officers in 2007, 2008 or 2009.

(3) The amounts in this column represent:  (a) short-term cash incentive awards that were earned based on performance during 2007, 2008 and 2009, respectively, under the Company's Management Incentive Plan (see "Compensation Discussion and Analysis section on Compensation Components―Short-Term Cash Incentive Awards" above) (these cash incentive awards are generally paid (subject to the executive's continued employment) to the executive in quarterly installments during the year following the year in which they were earned (for instance, 2008 amounts were paid in 2009)), and (b) the cash portion of the LTI Awards that were based on performance for the three-year periods ended December 31, 2008 and December 31, 2009, respectively, that became payable and vested on December 15, 2009 or will become payable and vested on December 15, 2010, respectively (subject to the NEOs' continued employment) (see "Compensation Discussion and Analysis section on Compensation Components―Long-Term Incentive Awards" above).  Based on the performance of the Company, there were no LTI Awards for the three-year period ended December 31, 2007.  The table below sets forth the amounts of each award based on performance for the years ended December 31, 2007, 2008 and 2009, respectively, if any, and paid/vested on or before December 15, 2008, 2009 and 2010, respectively.

	Schroeder	Ewing	Sendelweck	Rust
To be Paid/Vested on or before 12/15/2010
Short-Term Cash ($)	108,625	55,722	53,280	36,900
Long-Term Cash ($)	78,565	42,177	42,177	25,637
Long-Term Stock ($) (b)	78,185	42,183	42,183	25,663
To be Paid/Vested on or before 12/15/2009
Short-Term Cash ($)	161,250	81,620	93,100	54,863
Long-Term Cash ($)	90,390	50,717	50,717	29,892
Long-Term Stock ($) (a)	90,860	50,783	50,783	29,921
Paid/Vested on or before 12/15/2008
Short-Term Cash ($)	68,000	44,992	44,416	24,150
Long-Term Cash ($)	―	―	―	―
Long-Term Stock ($) (a)	―	―	―	―

(a) These amounts reflect the value of stock-based LTI Awards as of December 15, 2008 and 2009 respectively, if any.

(b)  These amounts reflect the value of the stock-based LTI Awards as of March 15, 2010, the date on which such awards were formally granted.

(4) With respect to Mr. Schroeder, the amounts specified in Column (h) are attributable (i) to the above-market portion of earnings credits under our Deferred Director Compensation Plan of $8,440 for 2007, $10,536 for 2008, and $12,942 for 2009 and (ii) to earnings under the Nonqualified Deferred Compensation Plan of $4,452 for 2007.  Because earnings under the Nonqualified Deferred Compensation Plan were not preferential (and result from earnings/losses resulting from participant-directed investments in mutual funds), we ceased reporting earnings from participant-directed investments under the Nonqualified Deferred Compensation Plan beginning in 2008.  With respect to Mr. Rust, the amounts specified in Column (h) reflect (i) the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $1,618 for 2007, $3,575 for 2008 and $3,838 for 2009, and (ii) the increase/(decrease) in the present value of his frozen accrued benefit under the Employees' Pension Plan of German American Bancorp of ($649) for 2007, $2,873 for 2008 and $2,638 for 2009.

(5) The amounts specified in Column (i) include the following:

Name		Perquisites & Other Personal Benefits (a) ($)	Relocation Expense Reim- bursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums (b) ($)
Mark A. Schroeder	2009	61,184	―	―	27,742	3,476	722
	2008	40,914	―	―	13,375	487	386
	2007	49,466	―	―	17,725	973	386
Clay W. Ewing	2009	22,120	―	―	17,038	1,943	368
	2008	12,846	―	―	9,145	238	321
	2007	18,100	―	―	10,617	476	299
Kenneth L. Sendelweck	2009	23,733	―	―	16,953	1,943	688
	2008	14,617	―	―	9,120	238	321
	2007	18,711	―	―	11,541	476	299
Bradley M. Rust	2009	14,058	―	―	9,800	1,009	116
	2008	9,959	―	―	6,533	144	96
	2007	10,678	―	―	7,726	287	89

(a)           Amounts include (i) imputed income from personal use of automobile provided by the Company (for Messrs. Schroeder, Sendelweck, and Ewing), (ii) country club dues paid by the Company (for Messrs. Schroeder, Sendelweck, and Ewing), (iii) a 5% discount off the market price of Company stock purchased by the NEOs under the Company's Employee Stock Purchase Plan for the offering periods that ended in 2009 and 2008 (15% discount for the offering period ending in 2007), (iv) a cash "retirement allowance" (intended to help salaried employees defray the cost of saving for retirement following the elimination of a Company-funded retirement contribution to the 401(k) plan) for each year (and which, for 2009, was provided in the following amounts:  $32,861 (Schroeder), $20,191 (Ewing); $20,090 (Sendelweck), and $13,888 (Rust) and for 2008, was provided in the following amounts:  $15,900 (Schroeder), $10,875 (Ewing); $10,846 (Sendelweck), and $7,770 (Rust)), included in the NEO’s paychecks throughout the year, and a "longevity payment," paid in December, and (v) with respect to Mr. Schroeder, $20,500 of director fees in 2007 (which includes a $16,000 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2007), $21,000 in 2008 (which includes a $16,000 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2008), and $24,000 in 2009 (which includes a $20,000 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2009).

(b)           The listed NEOs receive group term life insurance coverage equal to one-times base salary.  The amounts in this column reflect the imputed income on the premiums for the executive officers' coverage.

Grants of Plan-Based Awards

As noted above under the Compensation Discussion and Analysis section on “Compensation Components,” our Board at a special meeting held on March 2, 2009 adopted "balanced scorecards" that substantially established, for each of our current Named Executive Officers, the Board's targeted performances during the one- and three-year periods ending December 31, 2009, by which they would be considered for short-term and long-term incentive grants at the conclusion of 2009.  On March 1, 2010, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized the payment of short-term incentive awards (payable quarterly in 2010 in cash) to the Named Executive Officers for 2009 performance, and LTI Awards for performance for the three-year performance period ending December 31, 2009.

The following table provides additional information regarding grants of plan-based awards for the three-year service period ending December 31, 2009 (based on the threshold, target and maximum award levels as they existed as of December 31, 2009 under the balanced scorecards) to the current Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mark A. Schroeder	3/2/2009	103,125	206,250	412,500	2,115	4,231	8,462	―	―	―
Clay W. Ewing	3/2/2009	55,500	111,000	222,000	1,138	2,277	4,554	―	―	―
Kenneth L. Sendelweck	3/2/2009	55,500	111,000	222,000	1,138	2,277	4,554	―	―	―
Bradley M. Rust	3/2/2009	33,750	67,500	135,000	692	1,385	2,769	―	―	―

*As explained above, the grants of short-term awards with respect to 2009 performance were made in March 2010, but such 2009 grants were awarded with reference to performance goals that were substantially established at a special meeting of the Board held on March 2, 2009.  Solely for purposes of this presentation, the "grant date" is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the March 2, 2009, meeting of the Board.

(1) These columns reflect the estimated threshold, target and maximum levels of the potential grants under the short-term incentive plan and the estimated cash portion of the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on March 2, 2009).  The actual amounts of the awards (as fixed by action of the Board on March 1, 2010) have been reported in the Summary Compensation Table, above, and details of these actual amounts are set forth in the table included in footnote 3 to the Summary Compensation Table.

(2) These columns reflect the estimated threshold, target and maximum levels of restricted shares that could have been awarded under the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on March 2, 2009). The estimated number of restricted shares was determined by taking one-half the projected long-term incentive award and dividing this amount by the market price of the Company’s common shares at the end of the Fiscal Year (based on the NASDAQ Official Closing Price of $16.25 for the Company's common shares on December 31, 2009).

Option Exercises and Stock Vested

The following table provides information regarding stock options exercised and stock grants becoming vested in 2009 with respect to the Named Executive Officers.  The stock grants consist of the restricted stock portion of the LTI Awards granted in March 2009, based on performance for the three-year period ending December 31, 2008.  Restrictions on these shares lapsed on the vesting date of December 15, 2009.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	5,799	11,626.96	8,275	130,575.50
Clay W. Ewing	3,600	6,714.00	4,625	72,982.50
Kenneth L. Sendelweck	3,600	1,818.00	4,625	72,982.50
Bradley M. Rust	1,000	505.00	2,725	4,300.50

Outstanding Equity Awards at Fiscal Year-End

The following table includes information regarding the outstanding equity awards of Mr. Schroeder at December 31, 2009.  None of our other Named Executive Officers had outstanding equity awards at December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder	1,050.00 1,000.00 1,000.00 1,000.00	― ― ― ―	― ― ― ―	18.19 16.26 13.14 13.25	06/01/2013 06/01/2014 06/01/2015 06/01/2016	― ― ― ―	― ― ― ―	― ― ― ―	― ― ― ―

Nonqualified Deferred Compensation.

As noted under Compensation Discussion and Analysis above under the section entitled "Retirement/Deferred Compensation Benefits," Messrs. Schroeder, Ewing and Sendelweck were the only Named Executive Officers who participated in the Nonqualified Savings Plan in 2009.  In addition, the Chief Financial Officer was the only participant in an Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit (which, as a defined benefit, is disclosed in the "Pension Benefits" section below).

The following table provides information regarding nonqualified deferred contribution and earnings credits for 2009 with respect to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mark A. Schroeder (1)	14,438	4,175	22,659	-0-	102,078
(2)	-0-	-0-	30,685		187,445
Clay W. Ewing (3)	―	-0-	453	―	1,553
Kenneth L. Sendelweck (3)	―	-0-	563	―	2,120
Bradley M. Rust	―	―	―	―	―

(1) Amounts in line (1) relate to the CEO's participation in the Nonqualified Deferred Compensation Plan. The amount represented in column (c) for Mr. Schroeder represents matching contributions received under the Nonqualified Deferred Compensation Plan in 2009, but relating to the 2008 calendar year.  For 2009, Mr. Schroeder had accrued $17,942 in matching contributions under the plan that will not be contributed until 2010.  Earnings reported in line (1), column (d), represent the change in market value of the investments in which Mr. Schroeder directs the investment of his account.

(2) Amounts in line (2) relate to the CEO's participation in the Deferred Director Compensation Plan, which has been frozen since December 31, 1996.  Earnings reported in line (2), column (d) represent earnings under the Plan.

(3) For 2009, Messrs. Ewing and Sendelweck accrued $7,238 and $7,153, respectively, in matching contributions under the Nonqualified Deferred Compensation Plan that will not be contributed until 2010.  Earnings reported in column (d) represent the change in market value of the investments in which Messrs. Ewing and Sendelweck direct the investment of their accounts.

Pension Benefits

As noted under the heading in the Compensation Discussion and Analysis, above, entitled "Retirement/Deferred Compensation Benefits," we sponsor a frozen tax-qualified defined benefit plan known as the "Employees Pension Plan of German American Bancorp."  Of the Named Executive Officers, only the Chief Financial Officer participates in this Plan.

In addition, the Chief Financial Officer was the only participant in the Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of the Chief Financial Officer) of $26,340 per year for fifteen years and an additional $10,000 death benefit.  The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement.  Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday.  If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65.  Death benefits, including a $10,000 burial benefit, are payable to the Chief Financial Officer’s beneficiary under the plan.

The following table provides information regarding benefits and distributions under the Employees Pension Plan of German American Bancorp with respect to the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	―	―	―	―
Clay W. Ewing	―	―	―	―
Kenneth L. Sendelweck	―	―	―	―
Bradley M. Rust	Employees' Pension Plan of German American Bancorp	6	15,037	None
	Executive Supplement Retirement Income Agreement	17	33,978	None

Potential Payments on Termination or Change in Control

We are not party to any severance or other employment agreements with Named Executive Officers.  In addition, we have not entered into any change in control agreements with any of the Named Executive Officers.  The only potential termination/change in control benefits are as follows:

•
the 1999 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse.  All options issued under the 1999 LTI Plan are currently fully vested, and no restricted stock awards are currently outstanding under the 1999 LTI Plan;

•
the 2009 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse.  No options have been issued under the 2009 LTI Plan, and the restricted stock awards currently outstanding were granted under the 2009 LTI Plan;

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits," Messrs. Schroeder, Ewing and Sendelweck were the only Named Executive Officers who were participants in the Nonqualified Savings Plan as of December 31, 2009.  If elected by the participant, he (or his or her beneficiary) will receive a lump sum or installment distribution of his deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability.  In the event of a change in control of the Company, any unvested amounts allocated to a participant's account shall become fully vested;

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits" and the Pension Benefit disclosure above, the Chief Financial Officer’s frozen accrued benefit under the Employees' Pension Plan of German American Bancorp (which is 100% vested) will become payable in the event that he terminates employment (although actual payments will be delayed until he turns age 65 if he terminates employment prior to age 65); and

•
as noted under the Pension Benefit disclosure above, the Chief Financial Officer’s accrued benefit under the Executive Supplement Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit.  Payment of the benefits under this Agreement is conditioned on the Chief Financial Officer not violating a non-competition covenant under the Agreement.

Director Compensation

The Company compensates its directors for their service to the Company and the Company's subsidiaries and banking divisions based on a twelve-month period commencing with each year's annual reorganization meeting of the Board.  The Governance/Nominating Committee made a recommendation with respect to director compensation to the Board and the Board approved such recommendation at its annual reorganization meeting on June 29, 2009.

For services of directors during the current annual period that commenced at the 2009 annual meeting, the Company has compensated its directors, including the CEO, through an annual retainer of $20,000 paid in cash during 2009 in a lump sum (which was earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and is paying an additional attendance fee of $500 for each meeting of the Board that they attend during this period.  For services of directors during the period commencing at the 2008 annual meetings and ending at the 2009 annual meeting, the Company compensated its directors, including the CEO, through annual retainers paid in cash in a lump sum during 2008 in the amount of $16,000.  The Company also paid an additional $500 attendance fee for each meeting of the Board that they attended during the entirety of that period.

All of the members of the Board served on the board of directors of at least one of the subsidiaries and/or one of the regional advisory boards during 2009.  Each of such directors (other than the CEO, who as a salaried employee of the Company was ineligible) receives additional compensation for his or her services in these capacities in the form of director fees for meetings actually attended of (i) $500 per meeting of the board of directors of German American Bancorp (our bank subsidiary) (but only in the unusual event that such a meeting is not held concurrently with a Board meeting of our parent company) and of each the bank's regional advisory boards, and (ii) $250 per each meeting of the board of directors of German American Financial Advisors & Trust Company and German American Insurance, Inc.

The table below shows all compensation paid during 2009 to our directors who were not also our employees (including, in the case of Director Mehne,  the above-market portion of earnings credits under our Deferred Director Compensation Plan, which has been frozen since December 31, 1996):

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Non-qualified Deferred Compensation Earnings ($)
Douglas A Bawel	$25,500	—
Christina M. Ernst	$25,000	—
Richard E. Forbes	$24,000	—
U. Butch Klem	$25,000	—
J. David Lett	$24,500	—
Gene C. Mehne	$26,000	$4,514
Michael J. Voyles	$25,000	—

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2009 (except for those transactions that are not required to be separately reported under the rules of the SEC for disclosure of related person transactions, including transactions pursuant to our subscription rights offering of debentures in 2009), we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this Proxy Statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, executive officers or members of their immediate families had (or would have) a direct or indirect material interest.

The Company's bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families.  These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).

As required by the listing standards of NASDAQ, the Audit Committee of our Board of Directors has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions.  Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, executive officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000.

Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:

•
loan transactions of our Company's bank subsidiary in which our directors, executive officers or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•	compensation paid by us to our directors and to our "Named Executive Officers" that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any executive officer (other than a Named Executive Officer) if he or she is not an immediate family member of another executive officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval.  The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law.  These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of Crowe Horwath LLP ("Crowe Horwath"), an independent registered public accounting firm, to be the Company auditors for the fiscal year ending December 31, 2010, and the Board of Directors is asking Shareholders to ratify that selection. We are not required to have the Shareholders ratify the selection of Crowe Horwath as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the Shareholders do not ratify the selection, the Audit Committee will reconsider the retention of Crowe Horwath, but ultimately may decide to retain Crowe Horwath as the Company's independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its Shareholders. Before selecting Crowe Horwath, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm's efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Crowe Horwath in all of these respects. The Company has been advised by Crowe Horwath that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

The Board of Directors recommends that Shareholders vote "FOR" ratification of the appointment of Crowe Horwath as the Company's independent registered public accounting firm for fiscal 2010.

Crowe Horwath served as independent registered public accounting firm for the Company with respect to the audits of the Company's consolidated financial statements and internal control over financial reporting for 2009 and has been engaged by the Company's Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company's consolidated financial statements and internal control over financial reporting for 2010.  Representatives of Crowe Horwath will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Your Board recommends that you vote FOR the proposal to ratify Crowe Horwath as auditors (Proposal 2 on the proxy).

SECTION 16(A):  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company's Common Shares and other equity securities.  On the basis of information submitted by the Company's directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal 2009 and (except as disclosed in prior years' proxy statements) for prior years, except for the inadvertent failure of Mr. Bawel to have timely reported a purchase of our Company's stock in an open market transaction; and the inadvertent failure of Mr. Rust, Mr. Ewing, Mr. Voyles, Mr. Mehne and Mr. Schroeder to report certain stock options exercises (and related surrenders of already-owned shares in payment of the exercise price on a net-exercise basis) on June 29, 2009, for Mr. Schroeder on July 31, 2009, and for Mr. Sendelweck on August 6, 2009.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

A shareholder desiring to submit a proposal for inclusion in the Company's proxy statement for the annual meeting of shareholders to be held in the year 2011 must deliver the proposal so that it is received by the Company no later than December 15, 2010.  Proposals should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

German American Bancorp, Inc.

Strong Ties.
Strong Solutions.

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Nominees:

	For	Withhold		For	Withhold
01 - Douglas A. Bawel	☐	☐	02 - J. David Lett	☐	☐

+

	For	Against	Abstain
2. Considering ratifying the appointment of Crowe Horwath LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears on this proxy. If shares are issued in the name of two or more persons, all such persons should sign. Trustees, executors and others in a representative capacity should indicate the capacity in which they sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

21AV 0250251

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

015YEA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

German American Bancorp, Inc.

Strong Ties. Strong Solutions.

Proxy — German American Bancorp, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

I hereby appoint Richard E. Forbes and Michael J. Voyles, and each of them, my proxies, with power of substitution, to vote all Common Shares of German American Bancorp, Inc. that I am entitled to vote at the Annual Meeting of Shareholders to be held at the Huntingburg Event Center located at 200 East 14th Street in Huntingburg on May 13, 2010 at 6:30 p.m. (Eastern time), for the purpose of electing two directors for a term expiring at the Annual Meeting of Shareholders in 2013, and transacting such other business as may properly come before such meeting; that holders of common stock of record at the close of business on March 10, 2010, are entitled to notice of and to vote at the Annual Meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Proxy Statement, dated April 1, 2010.

SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.

German American Bancorp, Inc.

Strong Ties. Strong Solutions.

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Nominees:

	For	Withhold		For	Withhold
01 - Douglas A. Bawel	☐	☐	02 - J. David Lett	☐	☐

	For	Against	Abstain
2. Considering ratifying the appointment of Crowe Horwath LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears on this proxy. If shares are issued in the name of two or more persons, all such persons should sign. Trustees, executors and others in a representative capacity should indicate the capacity in which they sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 0 2 5 0 2 5 2

015YFA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

German American Bancorp, Inc.

Strong Ties. Strong Solutions.

Proxy — German American Bancorp, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

I hereby appoint Richard E. Forbes and Michael J. Voyles, and each of them, my proxies, with power of substitution, to vote all Common Shares of German American Bancorp, Inc. that I am entitled to vote at the Annual Meeting of Shareholders to be held at the Huntingburg Event Center located at 200 East 14th Street in Huntingburg on May 13, 2010 at 6:30 p.m. (Eastern time), for the purpose of electing two directors for a term expiring at the Annual Meeting of Shareholders in 2013, and transacting such other business as may properly come before such meeting; that holders of common stock of record at the close of business on March 10, 2010, are entitled to notice of and to vote at the Annual Meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Proxy Statement, dated April 1, 2010.

SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.